Exhibit 99.1

VALENTIS, INC. RECEIVES NASDAQ PANEL DECISION

BURLINGAME, CA. - APRIL 16, 2003 - Valentis, Inc. (Nasdaq:  VLTS) announced today that it received notification from the Nasdaq Listing Qualifications Panel on April 15, 2003 that its common stock will continue to be listed on The Nasdaq SmallCap Market via an exception from the independent director and audit committee composition requirements of Nasdaq Marketplace Rules 4350(c) and 4350(d)(2).  The Nasdaq Panel decided that one of the Company’s directors is not independent because his previous employer became an affiliate of the Company within three years of the director leaving his position with that employer.  The Company believes it can resolve this issue readily.

The Panel also notified the Company that it had not violated the shareholder approval requirements of Nasdaq Marketplace Rule 4350(i)(1)(A).

The Company had previously received a Nasdaq Staff Determination Letter on March 28, 2002 stating that the Company had not complied with Nasdaq’s independent directors, audit committee composition and shareholder approval requirements.

While the Company failed to meet Nasdaq’s independent director and audit committee composition requirements as of April 15, 2003, the Company was granted a temporary exception from these requirements subject to the Company meeting certain conditions.  The exception will expire on May 30, 2003.  In the event the Company is deemed to have met the terms of the exception, it will continue to be listed on The Nasdaq SmallCap Market.  The Company believes that it can meet these conditions; however, there can be no absolute assurance that it will do so.  If at some future date the Company’s securities should cease to be listed on The Nasdaq SmallCap Market, they may continue to be listed in the OTC-Bulletin Board.

Effective April 17, 2003, and for the duration of the exception, the Company’s Nasdaq symbol will be VLTSC.  The “C” will be removed from the symbol when the Panel has confirmed compliance with the terms of the exception and all other criteria for continued listing.

Valentis is converting biologic discoveries into innovative products. The Company’s lead product in human testing is the del-1 angiogenesis gene formulated with one of the Company’s proprietary polymer delivery systems. The Company is developing its other technologies, the GeneSwitch® and DNA vaccine delivery technologies, through partnerships with pharmaceutical and biotechnology companies. Additional information is available at http://www.valentis.com.

Statements in this press release that are not strictly historical are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. The words “believes,” “expects,” “intends,” “anticipates,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Valentis’ actual results include the need for additional capital, the early stage of product development, uncertainties related to clinical trials, and uncertainties related to patent position. There can be no assurance that Valentis will be able to develop commercially viable gene-based therapeutics, that any of the Company’s programs will be partnered with pharmaceutical partners, that necessary regulatory approvals will be obtained, or that any clinical trial will be successful. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company’s operations and business environments. These are described more fully in the Valentis Annual Report on Form 10-K for the period ended June 30, 2002 and Quarterly Report on Form 10-Q for the period ended December 31, 2002, each as filed with the Securities and Exchange Commission.